 EXHIBIT 99.1

 DARLING INTERNATIONAL INC. ANNOUNCES
RESULTS FOR FOURTH QUARTER AND FISCAL 2013

February 26, 2014 - IRVING, TEXAS - Darling International Inc. (NYSE: DAR) today reported fourth quarter net income of $22.5 million, or $0.18 per share, and net income of $109.0 million , or $0.91 per share, for its fiscal year ended December 28, 2013. Sales and results of operations for the fourth quarter and fiscal year as compared to the same periods of the prior year are as follows:
Fourth Quarter 2013
For the fourth quarter of 2013, the Company reported net sales of $428.7 million as compared to $424.9 million for the fourth quarter of 2012. The $3.8 million increase in net sales is primarily attributable to the inclusion of two months of sales from our new Canadian subsidiary, Rothsay, a full quarter of sales from our recently acquired food residuals business, Terra Renewal Services (TRS), and improved raw material volumes in both the Rendering and Bakery segments, when compared to the fourth quarter of 2012. However, these increases were largely offset by significant reductions in finished product prices for both fats and proteins. In the Bakery segment, we experienced a sharp decline in finished product pricing due to an unprecedented reduction in corn prices, which dropped approximately $1.76 per bushel, or 29% during the quarter on a sequential basis or $3.12 per bushel or 41% relative to the fourth quarter 2012.
Net income for fourth quarter 2013 decreased to $22.5 million, or $0.18 per share, as compared to net income of $28.8 million, or $0.24 per share, for the 2012 comparable period. The $6.3 million decrease in net income for the fourth quarter resulted from lower finished product pricing, primarily in the Bakery segment; transaction costs of $14.4 million related to the Company’s acquisition of Rothsay in October 2013 and the VION Ingredients business of VION Foods Inc. on January 7, 2014; the write-off of a $13 million bridge loan fee; and higher depreciation and amortization expenses related to a general increase in capital expenditures and the purchase accounting step-up in basis associated with the Rothsay and TRS acquisitions. These items were offset, in part, by a $27.5 million gain on a foreign exchange contract related to the acquisition of VION Ingredients; earnings resulting from the Rothsay and TRS acquisitions; and a tax benefit associated with the U.S. biofuels tax incentive. The Bakery segment was moderately protected by the Company’s corn derivatives positions for the quarter, but the impact of the Company’s raw material purchasing formulas in its Bakery segment supply contracts, which are based on the published market price of corn, significantly lagged the rapid decline of our finished product prices through the processing and sales cycles.

News Release February 26, 2014 Page 2

Darling International Chairman and Chief Executive Officer, Randall Stuewe, said, “As previously reported, the Diamond Green Diesel refinery we own in a joint venture with Valero Energy Corporation commenced operations earlier in the year. During the fourth quarter, the joint venture encountered issues typically consistent with the shakedown phase for a new facility in the refining industry. However, we proved that the technology is capable of producing a high quality renewable diesel, which has been well received by the fuel market and distribution infrastructure,” continued Mr. Stuewe. “Diamond Green Diesel experienced a challenging fourth quarter related to supply chain issues typical of a startup of this magnitude. There were periods in both the third and fourth quarters when Diamond Green Diesel operated below nameplate capacity, resulting in a fourth quarter ownership position in higher priced feedstock relative to the rapidly declining fat prices that occurred during the quarter. Thus, Diamond Green Diesel was unable to benefit from the favorable market conditions that existed for inexpensive fats. Furthermore, as the EPA’s 2013 biofuels mandate was met, RIN values started to decline; however, this decline was exacerbated by the uncertainty created by the EPA’s initial proposal to hold the 2014 mandate for Advanced Biofuels and Biomass Based Diesel constant at 1.28 billion gallons. Currently, Diamond Green Diesel is operating at nameplate capacity.”
In the first quarter of 2014, we anticipate additional transaction-related costs, which are estimated to be as follows:

•	$27.3 million redemption premium associated with the repurchase of our previously outstanding 8.5% Notes;

•	Approximately $14 million to $18 million of other acquisition-related costs; and

•	$12.6 million foreign exchange contract loss related to the acquisition of VION Ingredients
Fiscal 2013
Darling International Chairman and Chief Executive Officer, Randall Stuewe, said, “Fiscal 2013 was a year of tremendous growth for the Company. We focused on strategic, long-term opportunities while managing a massively volatile fourth quarter in 2013. A sharp decline in the fats market during the fourth quarter resulted from large global crop production increases and uncertainty surrounding the U.S. government’s RFS2 mandated biofuel volumes for 2014. Our contractual market-based formulas worked, but were hard-pressed to fully protect our spread in a difficult environment of rapidly declining prices. Additionally, as we approached year end, buyers’ reluctance to purchase forward further exacerbated inventories, which increased as the market

News Release February 26, 2014 Page 3

prices fell. Our protein prices followed the decline in soybean meal prices during the quarter, but have since rebounded. As expected, our Bakery segment earnings dropped with the decrease in corn prices during 2013.”
Mr. Stuewe further commented, “We closed the Rothsay transaction on October 28, 2013. Integration is going well with raw material volumes as expected. Additionally, we closed on VION Ingredients, now Darling Ingredients International, in early January, with integration going nicely and synergies being identified. Overall, in fiscal 2013 operating costs were effectively managed and a strong capital improvement program was deployed. We are excited about the Company’s global positioning and the opportunities that lie ahead with our expanded global platform.”
For fiscal 2013, the Company reported net sales of $1,723.6 million as compared to $1,701.4 million for fiscal 2012. Similar to the fiscal 2013 fourth quarter, the $22.1 million increase in sales resulted primarily from the acquisition of Rothsay and TRS and increased raw material volumes compared to fiscal year 2012. These increases were offset by declines in the finished product prices of Cookie Meal®, fats, and pet food grade poultry meal.
For fiscal 2013, the Company reported net income of $109.0 million, or $0.91 per share, as compared to $130.8 million, or $1.11 per share, for the 2012 comparable period. Similar to the fiscal 2013 fourth quarter, the $21.8 million decrease in net income for fiscal 2013 resulted from acquisition-related costs, increased SG&A costs, lower finished product pricing in the Bakery segment, the write-off of bridge loan fees, and higher depreciation and amortization costs associated with increased capital expenditures and the accounting basis step-up related to the acquisitions. These decreases were partially offset by the foreign exchange contract gain, earnings from Rothsay and TRS, higher raw material volumes, earnings from the DGD joint venture, and the tax benefit associated with the U.S. biofuels tax incentive.
Darling International Inc. is the world’s largest publicly-traded producer of sustainable natural ingredients from edible and inedible bio-nutrients creating a wide range of products and customized specialty solutions for clients in the food, pharmaceutical, pet food, feed, fuel, bioenergy, technical and fertilizer industries.  With operations on five continents, the Company transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, tallow, feed-grade fats, meat and bone meal, poultry meal, yellow grease, fuel feed stocks, green energy, natural casings and hides. Value-added products include food grade fats, bone products, organic fertilizers and plasma meals. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients.  In addition,

News Release February 26, 2014 Page 4

the Company provides grease trap collection services and sells used cooking oil collection equipment to restaurants and collects and land applies industrial residuals. For additional information, visit the Company's website at http://ir.darlingii.com.
Darling International will host a conference call to discuss the Company’s fourth quarter and fiscal year 2013 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Thursday, February 27, 2014.
To listen to the conference call, participants calling from within North America should dial 877-270-2148; international participants should dial 412-902-6510. Please refer to access code 10040827. Please call approximately ten minutes before the start of the call to ensure that you are connected.
The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com . Beginning one hour after its completion, a replay of the call can be accessed through March 6, 2014, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America. The access code for the replay is 10040827. The conference call will also be archived on the Company’s website.
{This media release contains forward-looking statements regarding the business operations and prospects of Darling International and industry factors affecting it. These statements are identified by words such as “may,” “will,” “begin,” “look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events that may occur in the future. These statements reflect Darling International's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the Company’s ability to successfully integrate and operate Rothsay and Darling Ingredients International, disturbances in world financial, credit, commodities, stock markets and climatic conditions; unanticipated changes in national and international regulations affecting the Company’s products; a decline in consumer confidence and discretionary spending; the general performance of the U.S. and global economies; global demands for biofuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; risks related to diseases of animal origin affecting markets for the Company’s products; risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling International and Valero Energy Corporation, including possible operating disruptions and marketing challenges; risks relating to possible third party claims of intellectual property infringement; economic disruptions resulting from the European debt crisis; continued or escalated conflict in the Middle East; and the Company’s relatively high level of indebtedness, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. Other risks and uncertainties regarding Darling International, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling International is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

- MORE -

News Release February 26, 2014 Page 5

Darling International Inc.
Consolidated Operating Results
For the Periods Ended December 28, 2013 and December 29, 2012
(Dollars in thousands, except per share amounts)

	(Fourth Quarter Unaudited)
	Three Months Ended			Twelve Months Ended
			$ Change			$ Change
	Dec. 28,	Dec. 29,	Favorable	Dec. 28,	Dec. 29,	Favorable
	2013	2012	(Unfavorable)	2013	2012	(Unfavorable)
Net Sales	$428,749	$424,915	$3,834	$1,723,550	$1,701,429	$22,121

Costs and expenses:
Cost of sales and operating expenses	$318,404	$314,088	$(4,316)	$1,261,101	$1,232,604	$(28,497)
Selling, general and administrative expenses	45,982	38,927	(7,055)	170,825	151,713	(19,112)
Depreciation and amortization	31,713	22,413	(9,300)	98,787	85,371	(13,416)
Acquisition costs	14,114	—	(14,114)	23,271	—	(23,271)
Total costs and expenses	410,213	375,428	(34,785)	1,553,984	1,469,688	(84,296)
Operating income	18,536	49,487	(30,951)	169,566	231,741	(62,175)

Other income/(expense):
Interest expense	(21,501)	(5,508)	(15,993)	(38,108)	(24,054)	(14,054)
Foreign currency gain	28,107	—	28,107	28,107	—	28,107
Other, net	(928)	1,866	(2,794)	(3,547)	1,760	(5,307)
Total other income/(expense)	5,678	(3,642)	9,320	(13,548)	(22,294)	8,746

Equity in net income/loss of unconsolidated subsidiary	(1,136)	(937)	(199)	7,660	(2,662)	10,322

Income from operations before income taxes	23,078	44,908	(21,830)	163,678	206,785	(43,107)
Income taxes (expense)	(585)	(16,106)	15,521	(54,711)	(76,015)	21,304
Net income	$22,493	$28,802	$(6,309)	$108,967	$130,770	$(21,803)

Basic income per share:	$0.18	$0.24	$(0.06)	$0.91	$1.11	$(0.20)
Diluted income per share:	$0.18	$0.24	$(0.06)	$0.91	$1.11	$(0.20)

For More Information, contact:

Melissa Gaither, Director of Investor Relations	251 O'Connor Ridge Blvd., Suite 300 Irving, TX 75038 Phone: 972-717-0300